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                                                                    EXHIBIT 21.1


                              LIST OF SUBSIDIARIES

GSL Holdings, Inc. has the following wholly-owned subsidiaries:

   Global Starlink Group, Inc., a Cayman Islands corporation;
   Global Starlink Group (Hong Kong) Limited, a Hong Kong corporation;
   GSL (Beijing) Investment Management Consulting Ltd., a PRC corporation;
   GSL International Business Port (NanTong) Co., Ltd., a PRC corporation;
   GSL (HaiMen) International Business Port Management Co., Ltd., a PRC
       corporation;
   GSL (NanTong) International Business Development Co., Ltd., a PRC
       corporation;
   GSL (HaiMen) International Purchase Guarantee Co., Ltd., a PRC corporation; GSL (NanTong) Transitional Purchase Guarantee Co., Ltd., a PRC corporation;
       and
   GSL (GuangZhou) Credit Guarantee Co., Ltd., a PRC corporation.